HARRIS & HARRIS GROUP, INC.

           OFFER TO PURCHASE AT LEAST 700,000 AND UP TO 1,100,000
            OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                         AT $1.63 PER COMMON SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN DAYLIGHT TIME ON AUGUST 11, 1999, UNLESS THE OFFER IS EXTENDED. TO ENSURE PROCESSING OF YOUR REQUEST, A LETTER OF TRANSMITTAL OR A MANUALLY SIGNED FACSIMILE OF IT (TOGETHER WITH ANY CERTIFICATES FOR SHARES OF COMMON STOCK AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE DEPOSITARY (AS DEFINED BELOW) ON OR BEFORE AUGUST 11, 1999.

To the Holders of Shares of Common Stock of
HARRIS & HARRIS GROUP, INC.:

    Harris & Harris Group, Inc., a venture capital investment company, operating as a Business Development Company ("BDC") under the Investment Company Act of 1940 (the "1940 Act") and incorporated under the laws of New York (the "Company"), is offering to purchase at least 700,000 and up to 1,100,000 of its shares of common stock, with par value of $0.01 per share ("Common Stock"), at a price (the "Purchase Price") of $1.63 per share, upon the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Offer is scheduled to terminate as of 12:00 Midnight Eastern Daylight time on August 11, 1999, unless extended. The Common Stock is currently traded on the Nasdaq National Market (the "Nasdaq") under the symbol "HHGP". On June 30, 1999, the closing price per share of Common Stock as reported on the Nasdaq was $1.78. The Company determines the net asset value ("NAV") per share of Common Stock on a quarterly basis. The NAV per share on June 30, 1999, the last quarterly date on which the Company determined the NAV prior to the commencement of this Offer, was $2.35.

    The Company will not purchase tendered shares of Common Stock unless a minimum of 700,000 shares of Common Stock are duly tendered prior to the expiration of the Offer. If more than 1,100,000 shares of Common Stock are duly tendered prior to the expiration of the Offer, the Company presently intends to purchase shares of Common Stock on a pro rata basis, subject to the condition that there have been no changes in the factors originally considered by the Board of Directors when it determined to make the Offer and the other conditions set forth in Section 6. The Board of Directors does not expect to extend the Offer period or increase the number of shares of Common Stock that the Company is Offering to purchase, but reserves the right to do so. See Section 16.

        THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6.

             THIS OFFER IS BEING MADE TO ALL HOLDERS OF SHARES
                      OF COMMON STOCK OF THE COMPANY.



                                 IMPORTANT

    If you desire to tender all or any portion of your shares of Common Stock, you should either (1) complete and sign the Letter of Transmittal (or a photocopy thereof bearing original signature(s) and any required signature guarantees) and mail or deliver it along with any Common Stock certificate(s), a check in the amount of $25.00 payable to The Bank of New York (the "Depositary") and any other required documents to the Depository or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares of Common Stock.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S COMMON STOCK. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES OF COMMON STOCK TO TENDER.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES OF COMMON STOCK PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

    Questions and requests for assistance may be directed to the Depository at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Depository.

July 14, 1999                              HARRIS & HARRIS GROUP, INC.

                     The Depositary for this offer is:
                            THE BANK OF NEW YORK

                                     By Mail:
                               The Bank of New York
                          Tender and Exchange Department
                               Post Office Box 11248
                               Church Street Station
                                New York, New York
                                    10286-1248

                                     By Hand:
                               The Bank of New York
                          Tender and Exchange Department
                                101 Barclay Street
                            Receive & Deliver Window -
                                   Street Level
                             New York, New York 10286

                                 For Information:
                                 [(800) 507-9357]

                               By Overnight Courier:
                               The Bank of New York
                          Tender and Exchange Department
                                101 Barclay Street
                            Receive & Deliver Window -
                                   Street Level
                             New York, New York 10286




                             TABLE OF CONTENTS

SECTION                                                                 PAGE

1.        Price; Number of Shares of Common Stock.....................    4
2.        Procedure for Tendering Shares of Common Stock..............    5
3.        Fees and Expenses...........................................    8
4.        Withdrawal Rights...........................................    8
5.        Payment for Shares of Common Stock..........................    8
6.        Certain Conditions of the Offer.............................    9
7.        Purpose of the Offer........................................   10
8.        Plans or Proposals of the Company...........................   12
9.        Price Range of Common Stock; Dividends......................   12
10.       Interest of Directors and Executive Officers; Transactions
               and Arrangements Concerning the Common Stock...........   13
11.       Certain Effects of the Offer................................   14
12.       Source and Amount of Funds..................................   15
13.       Certain Information about the Company.......................   15
14.       Additional Information......................................   15
15.       Certain Federal Income Tax Consequences.....................   16
16.       Extension of Tender Period; Termination; Amendments.........   16
17.       Miscellaneous...............................................   17

EXHIBIT A: Financial Statements
          Audited Financial Statements for the years ended
               December 31, 1998 and 1997.............................  A-1



1.  PRICE; NUMBER OF SHARES OF COMMON STOCK.

    The Company will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) 1,100,000 or such lesser number of its issued and outstanding shares of Common Stock which are properly tendered (and not withdrawn in accordance with Section 4) prior to 12:00 Midnight Eastern Daylight time on August 11, 1999 (such time and date being hereinafter called the "Initial Expiration Date"); provided that at least 700,000 shares of Common Stock have been duly tendered (if fewer than 700,000 shares of Common Stock are so tendered, the Company shall have no obligation to purchase any shares of Common Stock). Although the Company does not expect to do so, the Company reserves the right to extend the Offer. See Section 16. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The Purchase Price of the shares of Common Stock is $1.63 per share (the "Purchase Price"). The Common Stock is currently traded on the Nasdaq National Market (the "Nasdaq") under the symbol "HHGP". On June 30, 1999, the closing price per share of Common Stock as reported on the Nasdaq was $1.78. The Company determines the net asset value ("NAV") per share of Common Stock on a quarterly basis. The NAV on June 30, 1999, the last quarterly date on which the Company determined the NAV prior to the commencement of this Offer, was $2.35 per share of Common Stock. The Company will not pay interest on the Purchase Price under any circumstances.

     The Offer is being made to all stockholders of the Company. The Company does not intend to purchase any shares of Common Stock unless a minimum of 700,000 shares of Common Stock are duly tendered prior to the Expiration Date. If the number of shares of Common Stock properly tendered prior to the Expiration Date and not withdrawn is at least 700,000 but less than or equal to 1,100,000 shares of Common Stock (or such greater number of shares of Common Stock as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all shares of Common Stock so tendered at $1.63 per share. If more than 1,100,000 shares of Common Stock are duly tendered prior to the expiration of the Offer and not withdrawn, the Company presently intends to purchase shares of Common Stock on a pro rata basis, subject to the condition that there have been no changes in the factors originally considered by the Board of Directors when it determined to make the Offer and the other conditions set forth in Section 6. The Board of Directors does not expect to extend the Offer period or increase the number of shares of Common Stock that the Company is offering to purchase, but reserves the right to do so. See Section 16.

    On July 7, 1999, there were 10,321,400 shares of Common Stock issued and outstanding. As of February 26, 1999 there were approximately 164 holders of record of shares of Common Stock which, the Company has been informed, hold the Company's shares of Common Stock for approximately 2,000 beneficial owners. The Company has been advised that no directors or officers of the Company intend to tender any shares of Common Stock pursuant to the Offer. The Company has had communications with an affiliate of the Company, American Bankers Insurance Group ("ABIG"), owner of 1,075,269 shares of Common Stock of the Company. Based upon such communications, the Company believes that ABIG intends to tender all or a portion of such shares of Common Stock.


2. PROCEDURE FOR TENDERING SHARES OF COMMON STOCK.

    Proper Tender of Common Stock. For shares of Common Stock to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, any certificates for such shares of Common Stock, a check in the amount of $25.00 payable to The Bank of New York and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at its address set forth on page 2 of this Offer to Purchase. Letters of Transmittal and certificates representing tendered shares of Common Stock should NOT be sent or delivered to the Company. Stockholders who desire to tender shares of Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm to effect a tender on their behalf.

    It is a violation of Section 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender shares of Common Stock in a partial tender offer for such person's own account unless at the time of tender and until such time as the securities are accepted for payment the person so tendering has a net long position equal to or greater than the amount tendered in (i) the shares of Common Stock and will deliver or cause to be delivered such shares for purposes of tender to the Company prior to or on the Expiration Date, or (ii) an equivalent security and, upon the acceptance of his or her tender will acquire the shares of Common Stock by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the shares of Common Stock so acquired for the purpose of tender to the Company prior to or on the Expiration Date.

    Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    The acceptance of shares of Common Stock by the Company for payment will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation that (i) such stockholder has a net long position in the shares of Common Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such shares of Common Stock complies with Rule 14e-4.

    Signature Guarantees and Method of Delivery. Signatures on the Letter of Transmittal are not required to be guaranteed unless (1) the proceeds for the tendered shares of Common Stock will amount to more than $50,000,
(2) the Letter of Transmittal is signed by someone other than the registered stockholder tendered therewith, or (3) payment for tendered shares of Common Stock is to be sent to a payee other than the registered stockholder and/or to an address other than the registered address of the registered stockholder. In those instances, all signatures on the Letter of Transmittal must be guaranteed by a member firm of a national securities exchange or a commercial bank or trust company having an office, branch or agency in the United States (an "Eligible Institution"). If shares of Common Stock are registered in the name of a person or persons other than the signer of the Letter of Transmittal or (a) if payment is to be made to,
(b) unpurchased shares of Common Stock are to be registered in the name of or (c) any certificates for unpurchased shares of Common Stock are to be returned to any person other than the registered owner, then the Letter of Transmittal and, if applicable, the tendered Common Stock certificates must be endorsed or accompanied by appropriate authorizations, in either case signed exactly as such name or names appear on the registration of the shares of Common Stock with the signatures on the certificates or authorizations guaranteed by an Eligible Institution. If signature is by attorney-in-fact, executor, administrator, director, guardian, officer of a corporation or another acting in a fiduciary or representative capacity, other legal documents will be required. See Instructions 1 and 4 of the Letter of Transmittal.

    Payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after receipt by the Depositary on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), a check in the amount of $25.00 payable to The Bank of New York and any other documents required by the Letter of Transmittal. If your shares of Common Stock are evidenced by certificates, those certificates must be received by the Depositary on or prior to the Expiration Date.

    THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR COMMON STOCK, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES OF COMMON STOCK. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

    The Depositary has established an account with The Depository Trust Company ("DTC") for purposes of the Offer. Any financial institution that is a participant in DTC's system may make delivery of tendered shares of Common Stock by causing DTC to transfer such shares into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of shares of Common Stock may be effected through transfer into the Depositary's account at DTC, the Letter of Transmittal (or a photocopy thereof, bearing original signature(s) and any required signature guarantees), the $25.00 check payable to The Bank of New York, and any other required documents must, in any case, be transmitted to and received by the Depositary prior to or on the Expiration Date, at the appropriate address set forth on page 2 of this Offer to Purchase. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

    Notwithstanding the foregoing, if certificates for shares of Common Stock are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to or on the Expiration Date, shares of Common Stock may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tenders are made by or through an Eligible Institution; and

    (b) the Depositary receives, prior to or on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Company; and

    (c) the certificates for all tendered shares of Common Stock, or book-entry confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a photocopy thereof bearing original signature(s) and any required signature guarantees), the $25.00 check payable to The Bank of New York, and any other documents required by the Letter of Transmittal, are received by the Depositary within five New York Exchange trading days after receipt by the Depositary of such Notice of Guaranteed Delivery.

    Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, whose determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular share(s) of Common Stock or any particular shareholder, and the Company's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Company shall determine. Tendered shares of Common Stock will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Company, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

    Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each stockholder who has not previously submitted a Substitute Form W-9 to the Company or does not otherwise establish an exemption from such withholding must notify the Depositary of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 enclosed with the Letter of Transmittal. Foreign stockholders who are resident aliens and who have not previously submitted a Form W-9, or other foreign stockholders who have not previously submitted a Form W-8, to the Company must do so in order to avoid backup withholding.

    The Depositary will withhold 30% of the gross payments payable to a foreign stockholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding does not exempt a foreign stockholder from the 30% withholding.) For this purpose, a foreign stockholder, in general, is a stockholder that is not (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust the administration of which is subject to the primary jurisdiction of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to the stockholder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted. A foreign stockholder who has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such stockholder may be eligible should consider doing so in order to avoid over-withholding. A foreign stockholder may be eligible to obtain a refund of tax withheld if such stockholder meets one of the three tests for capital gain or loss treatment described in Section 15 or is otherwise able to establish that no tax or a reduced amount of tax was due.

    For a discussion of certain other federal income tax consequences to tendering stockholders, see Section 15.


3.  FEES AND EXPENSES.

    Each person tendering shares of Common Stock will be required to submit a check in the amount of $25.00 payable to The Bank of New York for the benefit of the Company to help defray certain costs, including the processing of tender forms, effecting payment, postage and handling. The Company expects that the cost to the Company of effecting the Offer will exceed the aggregate of all charges received from those who tendered their shares of Common Stock. Costs associated with the Offer will be charged against capital.


4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of shares of Common Stock made pursuant to the Offer will be irrevocable. You may withdraw shares of Common Stock tendered at any time prior to the Expiration Date and, if the shares of Common Stock have not yet been accepted for payment by the Company, at any time after 12:00 Midnight, Eastern Daylight time, on September 9, 1999.

    To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 2 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn, and, if certificates representing such shares of Common Stock have been delivered or otherwise identified to the Depositary, the name of the registered holder(s) of such shares of Common Stock as set forth in such certificates if different from the name of the person tendering the shares of Common Stock. If certificates have been delivered to the Depositary, then, prior to the release of such certificates, you must also submit the certificate numbers shown on the particular certificates evidencing such shares of Common Stock and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, whose determination shall be final and binding. None of the Company, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares of Common Stock properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn shares of Common Stock may be reentered by following the procedures described in
Section 2 prior to the Expiration Date.


5.  PAYMENT FOR SHARES OF COMMON STOCK.

    For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such shares of Common Stock for payment pursuant to the Offer. Pursuant to a rule under the Exchange Act, the Company is obligated to pay for or return tendered shares of Common Stock promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Company will pay for shares of Common Stock properly tendered promptly after the Expiration Date.

    Payment for shares of Common Stock purchased pursuant to the Offer will be made by depositing the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment directly to the tendering stockholders. In all cases, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary, as required pursuant to the Offer, of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any certificates representing such shares of Common Stock, if issued, a check in the amount of $25.00 payable to The Bank of New York and any other documents required by the Letter of Transmittal. Certificates for shares of Common Stock not purchased (see Sections 1 and 6), or for shares of Common Stock not tendered included in certificates forwarded to the Depositary, will be returned promptly following the termination, expiration or withdrawal of the Offer, without expense to the tendering stockholder.

    The Company will pay all transfer taxes, if any, payable on the transfer to it of shares of Common Stock purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares of Common Stock are to be registered in the name of any person other than the registered holder, or if tendered certificates, if any, are registered or the shares of Common Stock tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Company will not pay any interest on the Purchase Price under any circumstances. In addition, if certain events occur, the Company may not be obligated to purchase shares of Common Stock pursuant to the Offer. See Section 6.

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO HAS NOT PREVIOUSLY SUBMITTED A COMPLETED AND SIGNED SUBSTITUTE FORM W-9 AND WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 ENCLOSED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.


6.  CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any shares of Common Stock tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and payment for shares of Common Stock tendered, if at any time at or before the time of purchase of any such shares of Common Stock, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such purchase or payment: (1) fewer than 700,000 shares of Common Stock are properly tendered before the Expiration Date; (2) in the reasonable judgment of the Directors, there is not sufficient liquidity of the assets of the Company;
(3) such transactions, if consummated, would (a) result in the delisting of the shares of Common Stock from the Nasdaq or other national securities exchange (Nasdaq having advised the Company that it would consider delisting if the aggregate market value of the Company's outstanding publicly held Common Stock is less than $5,000,000, the number of publicly held shares of Common Stock falls below 750,000, the number of round-lot holders falls below 400, the Company has net tangible assets of less than $4,000,000 or the minimum bid price per share of Common Stock falls below $1); or (b) impair the Company's ability to elect to be treated as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Company a taxable entity, causing the Company's taxable income to be taxed at the Company level) or (c) result in a failure to comply with any applicable asset coverage requirements imposed on the Company by the 1940 Act; (4) the amount of securities tendered would require liquidation of such a substantial portion of the Company's securities that the Company would not be able to liquidate portfolio securities in an orderly manner in light of existing market conditions and such liquidation would have an adverse effect on the net asset value of the Company to the detriment of the holders of Common Stock; or (5) there is, in the Board of Directors' judgment, any (a) material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Company, (b) suspension of or limitation on prices for trading securities generally on any United States national securities exchange(s) or in the over-the-counter market, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Company or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) threatened or actual conditions or commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (f) other any event or condition which would have a material adverse effect on the Company its common stockholders if the tendered shares of Common Stock are purchased.

    The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company), and any such condition may be waived by the Company in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 6 shall be final and shall be binding on all parties.

    If the Company determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for shares of Common Stock tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 16. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Company will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 16.


7.  PURPOSE OF THE OFFER.

    The discussion in this Section 7 and elsewhere in this Offer to Purchase contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives, portfolio growth and availability of funds. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth herein. Other factors that could cause actual results to differ materially include the uncertainties of economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements included herein are reasonable, any of the assumptions could be inaccurate and therefore there can be no assurance that the forward-looking statements included or incorporated by reference herein will prove to be accurate. Therefore, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

    In April 1998, the Company announced its intention to repurchase up to 700,000 shares of its Common Stock in the open market from time to time. The Company stated that it had concluded that its Common Stock was attractively priced at that time and represented a good investment opportunity for the Company. As of June 30, 1999, the Company had purchased a total of 401,878 shares of its Common Stock for a total of $795,529, or an average of $1.98.

    The Company's Board of Directors believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the shares of its Common Stock, make this an attractive time to repurchase a portion of its outstanding shares of Common Stock. The Company's Board of Directors believes that the Offer constitutes a prudent use of the Company's financial resources, given the Company's business profile, assets and prospects.

    The Offer provides stockholders who are considering a sale of all or a portion of their shares of Common Stock the opportunity to sell those shares for cash without the usual transaction costs associated with market sales. As described in Section 3, however, each person tendering shares of Common Stock will be required to submit a check in the amount of $25.00 payable to The Bank of New York to help defray cost associated with the Offer. The Company believes that such fee is below brokerage and other costs associated with open market sales. The Offer also allows holders of shares of Common Stock to sell a portion of their shares while retaining a continuing equity interest in the Company.

    The Company believes that, upon completion of the Offer, its shares of Common Stock will continue to be quoted on Nasdaq.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S COMMON STOCK AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES OF COMMON STOCK TO TENDER.

    Shares of Common Stock that the Company acquires pursuant to the Offer will be held by the Company as treasury stock and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the Company's Common Stock is listed) for purposes including, without limitation, the raising of capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit or compensation programs or compensation programs or stock plan or compensation programs for directors. The Company has no current plans for issuance of the shares of Common Stock repurchased pursuant to the Offer.

    The Company may in the future purchase additional shares of Common Stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms which are more or less favorable to Common Stockholders than the terms of the Offer. However, under Exchange Act rules, the Company and its affiliates are prohibited from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the results of the Offer, the market price of the Common Stock, the Company's business and financial position and general economic and market conditions.


8.  PLANS OR PROPOSALS OF THE COMPANY.

    The Company has no present plans or proposals which relate to or would result in any extraordinary transaction such as a merger, reorganization or liquidation involving the Company; a sale or transfer of a material amount of assets of the Company other than in its ordinary course of business; any material changes in the Company's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Company's structure or business.


9. PRICE RANGE OF SHARES OF COMMON STOCK; DIVIDENDS.

    The Common Stock is listed and principally traded on the Nasdaq under the symbol "HHGP." On June 30, 1999, the Closing Price per share of Common Stock as reported on the Nasdaq was $1.78. The Company determines the NAV per share of Common Stock on a quarterly basis. On June 30, 1999, the NAV per share of Common Stock was $2.35. The following table sets forth, for calendar quarters indicated, the high and low sales price per share of Common Stock on the Nasdaq as reported by the Dow Jones News Service during such quarter, as well as the NAV per share of Common Stock at the end of such quarter.

                                 Low       High       NAV
1999:

   First Quarter.............   $1.31      $2.13    $2.09*
   Second Quarter............   $1.63      $2.00     $2.35

1998:

   First Quarter.............   $2.19      $3.44     $3.15
   Second Quarter............   $2.25      $3.69    $2.16**
   Third Quarter.............   $1.25      $2.38     $1.89
   Fourth Quarter............   $1.13      $1.59     $2.13

1997:

   First Quarter.............   $3.38      $5.13     $3.28
   Second Quarter............   $3.50      $4.81     $2.99
   Third Quarter.............   $2.50      $3.75     $3.05
   Fourth Quarter............   $2.50      $4.00     $3.15

* NAV was reduced by the $0.35 dividend declared and paid in the first quarter of 1999.

**NAV was reduced by the $0.75 dividend declared and paid in the second quarter of 1998.

    Dividends are distributed from time to time at the discretion of the Board of Directors. Over the twelve month period preceding the commencement of the Offer, the Company paid a cash dividend of $0.35 per share to stockholders of record on March 19, 1999, payable on March 25, 1999.


10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON STOCK.

    Except as set forth in this Section 10, as of March 26, 1999, the Directors and executive officers of the Company as a group beneficially owned no Shares of Common Stock. As of March 26, 1999, Charles E. Harris, Chairman and Chief Executive Officer of the Company, and his wife, owned 1,467,561 shares of Common Stock; Dr. C. Wayne Bardin, Director of the Company, owned 10,286 shares of Common Stock; Dr. Philip A. Bauman, Director of the Company, owned 11,061 shares of Common Stock; G. Morgan Browne, Director of the Company, owned 14,108 shares of Common Stock; Harry
E. Ekblom, Director of the Company, owned 8,682 shares of Common Stock; Dugald A. Fletcher, Director of the Company, owned 4,108 shares of Common Stock; Glenn E. Mayer, Director of the Company, owned 75,682 shares of Common Stock; Mel P. Melsheimer, President, Chief Operating Officer and Chief Financial Officer of the Company, owned 5,072 shares of Common Stock; Rachel M. Pernia, Vice-President and Controller of the Company, owned 8,000 shares of Common Stock; and James E. Roberts, Director of the Company, owned 5,335 shares of Common Stock. The Company has been informed that no Director or executive officer of the Company intends to tender any Shares of Common Stock pursuant to the Offer.

    Except as set forth in this Section 10, based upon the Company's records and upon information provided to the Company by its Directors, executive officers and affiliates (as such term is used in the Securities Exchange Act of 1934), neither the Company nor, to the best of the Company's knowledge, any of the Directors or executive officers of the Company, nor any associates of any of the foregoing, has effected any transactions in the shares of Common Stock during the forty business day period prior to the date hereof.

    Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). The Company's 1988 Stock Option Plan and all outstanding stock options were cancelled as of December 31, 1997. The Company has had communications with an affiliate of the Company, American Bankers Insurance Group ("ABIG"), owner of approximately 1,075,269 shares of Common Stock of the Company. Based upon such communications, the Company believes that ABIG intends to tender all or a portion of such shares of Common Stock.

    The Company currently is a party to a corporate safekeeping account agreement with Morgan Guaranty Trust Company of New York (the "Trust") under which the Trust holds certain securities, among other properties, in a custody account for the Company.

    The Company currently is a party to a Demand Promissory Note with the Trust under which the Company may borrow up to $6,000,000. As described in
Section 12 of this Offer to Purchase, the Company does not intend to draw upon this Demand Promissory Note in connection with the purchase of any shares of Common Stock duly tendered in the Offer.

    The Company has engaged The Bank of New York to act as Depository with respect to the Offer. The Depositary will receive a fee for its services for administering the Offer.


11. CERTAIN EFFECTS OF THE OFFER.

    The purchase of shares of Common Stock pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of stockholders who do not tender their shares of Common Stock. If you retain your shares of Common Stock you will be subject to any increased risks that may result from the reduction in the Company's aggregate assets resulting from payment for the tendered shares of Common Stock (e.g., greater volatility due to decreased diversification and higher expenses). All shares of Common Stock purchased by the Company pursuant to the Offer will be held in treasury pending disposition.


12. SOURCE AND AMOUNT OF FUNDS.

    The total cost to the Company of purchasing the full 1,100,000 shares of Common Stock at the Purchase Price pursuant to the Offer would be approximately $1,793,000. The Company anticipates that the Purchase Price for any shares of Common Stock acquired pursuant to the Offer will be derived first from cash on hand and then from the proceeds from the sale of certain portfolio securities held by the Company. The selection of which portfolio securities to sell will be made by the Company taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. The Company believes that it has sufficient liquidity to purchase the Common Stock tendered pursuant to the Offer without utilizing borrowing. However, if, in the judgment of the Directors, there is not sufficient liquidity of the assets of the Company to pay for tendered shares of Common Stock, the Company may terminate the Offer. See Section 6.


13. CERTAIN INFORMATION ABOUT THE COMPANY.

    The Company was incorporated in the State of New York in August 1981 and operates as a Business Development Company ("BDC") under the Investment Company Act of 1940. The Company's objective is to achieve long-term capital appreciation, rather than current income, from its investments. The Company seeks to achieve its investment objective by investing a substantial portion of its assets in private development stage or start-up companies and in the development of new technologies in a broad range of industry segments (as defined in the Company's prospectus).

    The principal executive offices of the Company are located at One Rockefeller Plaza, Rockefeller Center, New York, New York 10020.

    Reference is hereby made to Section 9 of this Offer to Purchase and the financial statements attached hereto as Exhibit A which are incorporated herein by reference.


14. ADDITIONAL INFORMATION.

    The Company has filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Securities and Exchange Commission (the "Commission") which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278; and, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Issuer Tender Offer Statement on
Schedule 13E-4 is available along with other related materials at the Commission's Internet website (http://www.sec.gov).


15. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following discussion is a general summary of the federal income tax consequences of a sale of shares of Common Stock pursuant to the Offer. Stockholders should consult their own tax advisers regarding the tax consequences of a sale of shares of Common Stock pursuant to the Offer, as well as the effects of state, local and foreign tax laws.

    The sale of shares of Common Stock pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a "sale or exchange," or under certain circumstances, as a "dividend." Under the Internal Revenue Code or 1986, as amended (the "Code"), a sale of shares of Common Stock pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash: (a) results in a "complete termination" of the stockholders interest in the Company, (b) is "substantially disproportionate" with respect to the stockholder, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of these tests had been met, shares of Common Stock actually owned, as well as shares of Common Stock considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the Stockholder's tax basis in the shares of Common Stock sold. If such shares of Common Stock are held as a capital asset, the gain or loss will be a capital gain or loss and will be long-term capital gain or loss if such shares of Common Stock have been held for more than one year.

    If none of the tests described above is met, amounts received by a stockholder who sells shares of Common Stock pursuant to the Offer will be taxable to the stockholder as a "dividend" to the extent of such stockholder's allocable share of the Company's current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend would constitute a non-taxable return of capital (to the extent of the stockholder's tax basis in the shares of Common Stock sold pursuant to the Offer) and any amounts in excess of the stockholder's tax basis would constitute taxable gain. Thus, a stockholder's tax basis in the shares of Common Stock sold will not reduce the amount of the "dividend." Any remaining tax basis in the shares of Common Stock tendered to the Company will be transferred to any remaining shares of Common Stock held by such stockholder.


16. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

    Although the Company does not expect to do so, the Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Company so elects to extend the tender period, the Purchase Price for the shares of Common Stock tendered will be determined as of 5:00 P.M. Eastern Daylight time on the Expiration Date, as extended, and the Offer will terminate as of 12:00 Midnight Eastern Daylight time on the Expiration Date, as extended. During any such extension, all shares of Common Stock previously tendered and not purchased or withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any shares of Common Stock or, subject to applicable law, postpone payment for shares of Common Stock upon the occurrence of any of the conditions specified in Section 6, and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 A.M. Eastern Daylight time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of shares of Common Stock tendered as of that date. Without limiting the manner in which the Company may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(e)(2)), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for shares of Common Stock, or the Company increases the number of shares of Common Stock being sought by an amount exceeding 2% of the outstanding shares of Common Stock, or the Company decreases the number of shares of Common Stock being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.


17. MISCELLANEOUS.

    The Offer is not being made to, nor will the Company accept tenders from, owners of shares of Common Stock in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of shares of Common Stock would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

July 14, 1999
                                              HARRIS & HARRIS GROUP, INC.



                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Harris & Harris Group, Inc.:

We have audited the accompanying statements of assets and liabilities of Harris & Harris Group, Inc. (a New York corporation) as of December 31, 1998 and 1997, including the schedule of investments as of December 31, 1998, and the related statements of operations, cash flows and changes in net assets for the three years ended December 31, 1998, and the selected per share data and ratios for each of the five years ended December 31, 1998. These financial statements and selected per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and selected per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and selected per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998 and 1997, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 2, the financial statements include securities valued at $19,562,386 (86.7 percent of net assets), whose values have been estimated by the Board of Directors in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Harris & Harris Group, Inc. as of December 31, 1998 and 1997, the results of its operations, its cash flows and the changes in its net assets for the three years ended December 31, 1998, and the selected per share data and ratios for each of the five years ended December 31, 1998 in conformity with generally accepted accounting principles.

                                           /s/  Arthur Andersen LLP
New York, New York
February 10, 1999



                    STATEMENTS OF ASSETS AND LIABILITIES

                                   ASSETS

                                         December 31, 1998  December 31, 1997

Investments, at value (See
accompanying schedule of
investments and notes)                        $24,532,191    $38,659,230
Cash and cash equivalents                         164,143        145,588
Receivable from brokers                           380,707              0
Interest receivable                                   666        111,106
Prepaid expenses                                   90,649         85,126
Note receivable                                    32,663              0
Other assets                                      157,840        272,734
                                                  -------        -------

TOTAL ASSETS                                  $25,358,859    $39,273,784
                                              ===========    ===========

                         LIABILITIES & NET ASSETS

Accounts payable and accrued liabilities         $505,118       $475,683
Accrued bonus (Note 3)                          1,323,559        423,808
Deferred rent                                      42,409         51,662
Deferred income tax liability (Note 6)            931,064        667,697
Demand Promissory Note Payable (Note 7)                 0      4,000,000
                                                        -      ---------

TOTAL LIABILITIES                               2,802,150      5,618,850
                                                ---------      ---------

Commitments and contingencies (Notes 7 and 8)

NET ASSETS                                    $22,556,709    $33,654,934
                                              ===========    ===========

Net assets are comprised of:
Preferred stock, $0.10 par value,
2,000,000 shares authorized;
none issued                                            $0             $0
Common stock, $0.01 par value, 25,000,000
shares authorized; 10,692,971 issued
at 12/31/98 and issued and outstanding
at 12/31/97                                       106,930        106,930
Additional paid in capital                     16,158,381     16,178,979
Accumulated net realized (loss) income           (525,177)    12,028,191
Accumulated unrealized appreciation of
investments, net of deferred tax
liability of $3,410,884 at 12/31/98
and $2,817,898 at 12/31/97                      6,996,664      5,340,834
Treasury stock, at cost (101,739 shares)         (180,089)             0
                                                 ---------             -

NET ASSETS                                    $22,556,709    $33,654,934
                                              ===========    ===========

SHARES OUTSTANDING                             10,591,232     10,692,971
                                               ----------     ----------

NET ASSET VALUE PER OUTSTANDING SHARE               $2.13          $3.15
                                                    =====          =====

The accompanying notes are an integral part of these financial statements.


                         STATEMENTS OF OPERATIONS

                                    Year Ended   Year Ended   Year Ended
                                    12/31/98     12/31/97     12/31/96
Investment income:
Interest from:
Fixed-income securities              $355,591     $490,807    $803,819
Affiliated companies                  124,877       40,000      40,779
Dividend income--
unaffiliated companies                  2,550            0       8,024
Dividend income--
affiliated companies                   50,000       52,500           0
Consulting and
administrative fees                         0       29,870      68,185
Other income                          102,468          869      92,610
                                      -------          ---      ------

TOTAL INVESTMENT INCOME               635,486      614,046   1,013,417

Expenses:
Salaries and benefits                 831,121    1,507,257   1,524,826
Bonus accrual (Note 3)                899,751      423,808           0
Administration and operations         330,879      392,114     474,537
Professional fees                     411,480      327,038     675,241
Depreciation                           47,936       48,968      57,426
Rent                                  159,515      130,092     160,601
Directors' fees and expenses          129,253      100,496      80,702
Custodian fees                         10,513       15,517      11,983
Restructuring charges                       0      100,000           0
Other expense (Note 7)                728,862            0           0
Interest expense                       85,476            0           0
                                       ------            -           -

Total expenses                      3,634,786    3,045,290   2,985,316
                                    ---------    ---------   ---------

Operating loss
  before income taxes              (2,999,300)  (2,431,244) (1,971,899)
  Income tax benefit (Note 6)         234,188      933,103     680,834
                                      -------      -------     -------

Net operating loss                 (2,765,112)  (1,498,141) (1,291,065)

Net realized loss on investments:
Realized loss on
sale of investments                (1,768,528)  (3,199,502) (3,792,576)
                                   -----------  ----------- -----------

Total realized loss                (1,768,528)  (3,199,502) (3,792,576)
Income tax benefit (Note 6)                 0    1,119,825   1,327,401

Net realized loss on investments   (1,768,528)  (2,079,677) (2,465,175)
                                   -----------  -----------  ----------
Net realized loss                  (4,533,640)  (3,577,818) (3,756,240)

Net increase in unrealized
appreciation on investments:
Increase as a result of
investment sales                    2,135,176       93,999   2,525,548
Decrease as a result of
investment sales                     (963,680)  (2,892,408)          0
Increase on investments held        9,766,320    7,297,164   4,112,413
Decrease on investments held       (8,689,000)  (3,007,612) (2,072,965)
                                   -----------  ----------- -----------

Change in unrealized appreciation
on investments                      2,248,816    1,491,143   4,564,996
Income tax provision (Note 6)        (592,986)    (521,900) (1,597,748)
                                    ----------    ---------  ---------

Net increase in unrealized
appreciation
on investments                      1,655,830      969,243   2,967,248
                                    ---------      -------   ---------

Net decrease in net assets
resulting from operations:
Total                             $(2,877,810) $(2,608,575)  $(788,992)
                                  ============ ============  ==========

Per outstanding share                 $(0.27)       $(0.24)      $(0.08)
                                      =======       =======      =======

The accompanying notes are an integral part of these financial statements.



                          STATEMENTS OF CASH FLOWS

                                    Year Ended    Year Ended    Year Ended
                                    12/31/98      12/31/97      12/31/96

Cash flows (used in) provided
by operating activities:
Net decrease in net assets
resulting from operations         $(2,877,810)  $(2,608,575)  $(788,992)
Adjustments to reconcile
net decrease in net assets
resulting from operations
to net cash (used in)
provided by operating activities:
Net realized and unrealized
(gain) loss
on investments                       (480,288)    1,708,359    (772,420)
Deferred income taxes                 263,367    (1,442,094)  1,636,817
Depreciation                           47,936        48,968      57,426
Other                                  (2,927)            0     (10,144)
Changes in assets and liabilities:
Receivable from brokers              (380,707)            0     205,789
Prepaid expenses                       (5,523)       (3,625)      5,475
Interest receivable                   110,440        87,236     102,376
Taxes receivable                            0     2,119,492  (1,679,377)
Notes receivable                      (32,663)            0           0
Other assets                           86,312        40,296    (103,981)
Accounts payable
and accrued liabilities                81,235        49,555      22,197
Accrued bonus                         899,751       423,808           0
Deferred rent                          (9,253)       (9,252)     10,279
Collection on notes receivable        800,000             0           0
Purchase of fixed assets              (16,426)      (10,169)    (35,777)
                                      --------      --------    --------

Net cash (used in) provided
by operating activities            (1,516,556)      403,999  (1,350,332)

Cash provided by (used in)
investing activities:
Net sale (purchase) of short-term
investments and
marketable securities              14,715,834      (155,667)  6,035,532
Investment in
private placements and loans         (960,308)   (4,511,434) (4,981,614)

Net cash provided by
(used in) investing activities      13,755,526   (4,667,101)  1,053,918

Cash flows (used in) provided
by financing activities:
Payment of dividend                 (8,019,728)           0           0
Purchase of treasury stock (Note 4)   (254,786)           0           0
Proceeds from exercise
of stock options (Note 3)                    0      253,250      87,500
Proceeds (payment of)
from note payable (Note 7)          (4,000,000)   4,000,000           0
Proceeds from sale of
stock (Note 4)                          54,099            0           0
                                        ------            -           -

Net cash (used in) provided
by financing activities            (12,220,415)   4,253,250      87,500

Net increase (decrease)
in cash and cash equivalents:
Cash and cash equivalents
at beginning of the year               145,588      155,440     364,354
Cash and cash equivalents
at end of the year                     164,143      145,588     155,440
                                       -------      -------     -------

Net increase (decrease) in cash and
cash equivalents                       $18,555      $(9,852)  $(208,914)
                                       =======      ========  ==========

Supplemental disclosures of
cash flow information:
Income taxes paid                         $372        $5,909    $57,234
Interest paid                          $85,378            $0         $0

The accompanying notes are an integral part of these financial statements.


                    STATEMENTS OF CHANGES IN NET ASSETS

                                     Year Ended    Year Ended    Year Ended
                                     12/31/98      12/31/97      12/31/96

Changes in net assets
from operations:

Net operating loss                $(2,765,112)  $(1,498,141)  $(1,291,065)
Net realized loss on investments   (1,768,528)   (2,079,677)   (2,465,175)
Net increase (decrease) in
unrealized appreciation on
investments as a result
of sales                            1,171,496    (1,818,966)    1,641,606
Net increase in unrealized
appreciation on
investments held                      484,334     2,788,209     1,325,642
                                      -------     ---------     ---------

Net decrease in net assets
resulting from operations          (2,877,810)   (2,608,575)     (788,992)

Changes in net assets from
capital stock transactions:

Payment of dividend                (8,019,728)            0             0
Purchase of treasury stock           (254,786)            0             0
Proceeds from exercise of
stock options and warrants                  0       253,250        87,500
Proceeds from sale of stock            54,099             0             0
Tax benefit of
restricted stock award
and common stock transactions               0        77,656        72,186
                                            -        ------        ------

Net (decrease) increase in
net assets resulting from
capital stock transactions         (8,220,415)      330,906       159,686
                                   -----------      -------       -------

Net decrease in net assets        (11,098,225)   (2,277,669)     (629,306)

Net assets:

Beginning of the year              33,654,934    35,932,603    36,561,909
                                   ----------    ----------    ----------

End of the year                   $22,556,709   $33,654,934   $35,932,603
                                  ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.


                       SCHEDULE OF INVESTMENTS DECEMBER 31, 1998

                                       Method of       Shares/
                                       Valuation (3)  Principal     Value

Investments in Unaffiliated
Companies (10)(11)(12) --
12.0% of total investments

Publicly Traded Portfolio
(Common stock unless noted
otherwise) -- 6.4% of
total investments

Somnus Medical Technology,
Inc. (1)(4) --
Biotechnology and Healthcare related     (C)         47,200       $141,600

Nanophase Technologies Corporation
(1)(6) -- Manufactures and markets
inorganic crystals of nanometric
dimensions -- 4.59% of fully
diluted equity
Common Stock                             (C)        672,916      1,211,249

Princeton Video Image, Inc. (1)
-- Real time sports and
entertainment advertising --
0.59% of fully diluted equity            (C)         62,600        178,410

Voice Control Systems, Inc.(1)(2)
-- Supplier of speech recognition
and related speech input technology      (C)         22,964         39,383
                                                                    ------

Total Publicly Traded Portfolio
(cost: $1,414,202)                                              $1,570,642
                                                                ----------

Private Placement Portfolio (Illiquid)
-- 5.6% of total investments

Exponential Business Development
Company (1)(2)(5) --
Venture capital partnership
focused on early stage companies
Limited partnership interest             (A)           --          $25,000

MedLogic Global Corporation (1)(2)
-- Medical cyanoacrylate
adhesive -- 0.40% of fully
diluted equity Series B
Convertible Preferred Stock              (B)         60,319
Common Stock                             (B)         25,798        565,978

SciQuest, Inc. (1)(2)(6)(9) --
Internet e-commerce source for
scientific products -- 3.61%
of fully diluted equity
Series C Convertible Preferred Stock     (A)        277,163
Warrants at $2.7962 expiring 6/30/07     (A)         26,822        775,000

Total Private Placement Portfolio
(cost: $1,833,774)                                              $1,365,978
                                                                ----------

Total Investments in
Unaffiliated Companies (cost: $3,247,976)                       $2,936,620
                                                                ----------


Private Placement Portfolio
(Illiquid) in Non-Controlled
Affiliates (10)(12) -- 49.9%
of total investments

Genomica Corporation (1)(2)(6)(7)
-- Develops software that enables the
study of complex genetic diseases
-- 7.05% of fully diluted equity Common
Stock (B) 199,800 Series A Voting
Convertible Preferred Stock              (B)      1,660,200    $1,209,730

InSite Marketing Technology, Inc.
(1)(2)(4) -- Integrates
marketing science and sales
strategy into e-commerce
-- 7.12% of fully diluted equity
Common Stock                             (A)      1,351,351       500,000

NBX Corporation (1)(2)(6) --
Exploits innovative
distributed computing
technology for use in small
business telephone systems --
13.95% of fully diluted equity
Promissory Note --
8% due March 16, 2001                    (A)        $10,000
Series A Convertible Preferred Stock     (B)        500,000
Series C Convertible Preferred Stock     (B)        240,793
Series D Convertible Preferred Stock     (B)         59,965     6,416,064

PHZ Capital Partners Limited
Partnership (2) -- Organizes and
manages investment partnerships --
20.0% of fully diluted equity
Limited partnership interest             (D)            --      1,849,054

Questech Corporation (1)(2)(6)
-- Manufactures and
markets proprietary decorative
tiles and signs -- 12.40% of
fully diluted equity
Common Stock                            (D)         565,792     2,263,168
Warrants at $4.00 expiring 11/28/01     (A)         166,667           167
                                                                      ---

Private Placement Portfolio
in Non-Controlled Affiliates
(cost: $5,920,308)                                            $12,238,183
                                                              -----------

Private Placement Portfolio in
Controlled Affiliates (10)(12)
(Illiquid) -- 24.3% of total investments

NeuroMetrix, Inc. (1)(2)(6)(8) --
Developing devices for: 1) diabetics
to monitor their blood glucose and
2) detection of carpal tunnel
syndrome -- 27.67% of fully diluted equity
Series A Convertible Preferred Stock        (B)         175,000
Series B Convertible Preferred Stock        (B)         125,000
Series C-2 Convertible Preferred Stock      (B)         229,620   $5,958,225

Total Private Placement Portfolio
in Controlled Affiliates (cost: $1,558,100)                       $5,958,225
                                                                  ----------

U.S. Government Obligations --
13.8% of total investments

U.S. Treasury Bill dated
02/05/98 due date
02/04/99 -- 4.4% yield                      (K)        $300,000     $298,878
U.S. Treasury Bill dated
02/05/98 due date
02/04/99 -- 4.4% yield                      (K)        $600,000      597,756
U.S. Treasury Bill dated
08/13/98 due date
02/11/99 -- 4.3% yield                      (K)        $400,000      398,160
U.S. Treasury Bill dated
03/05/98 due date
03/04/99 -- 4.3% yield                      (K)      $1,550,000    1,538,902
U.S. Treasury Bill dated
11/19/98 due date
05/20/99 -- 4.5% yield                      (K)        $575,000      565,467
                                                                     -------

Total Investments in
U.S. Government Obligations
(cost: $3,398,259)                                                $3,399,163
                                                                  ----------

Total Investments -- 100%
(cost: $14,124,643)                                              $24,532,191
                                                                 ===========

The accompanying notes are an integral part of this schedule.



Notes to Schedule of Investments

(1) Represents a non-income producing security. Equity investments that have not paid dividends within the last twelve months are considered to be non-income producing.
(2) Legal restrictions on sale of investment.
(3) See Footnote to Schedule of Investments for a description of the Method of Valuation A to L.
(4) These investments were made during 1998. Accordingly, the amounts shown on the schedule represent the gross additions in 1998.
(5) No changes in valuation occurred in these investments during the year ended December 31, 1998.
(6) These investments are development stage companies. A development stage company is defined as a company that is devoting substantially all of its efforts to establishing a new business, and either has not yet commenced its planned principal operations or has commenced such operations but has not realized significant revenue from them.
(7) Genomica Corporation was confounded by the Company, Cold Spring Harbor Laboratory and Falcon Technology Partners, LP. Mr. G. Morgan Browne serves on the Board of Directors of the Company and is Administrative Director of Cold Spring Harbor Laboratory.
(8) The percentage owned by the Company proforma for the January 21, 1999 financing is 18.04%.
(9) SciQuest, Inc. acquired BioSupplyNet, Inc.
(10) Investments in unaffiliated companies consist of investments where
Harris & Harris Group, Inc. (the "Company") owns less than 5 percent of the investee company. Investments in non-controlled affiliated companies consist of investments where the Company owns more than 5 percent but less than 25 percent of the investee company. Investments in controlled affiliated companies consist of investments where the Company owns more than 25 percent of the investee company.
(11) The aggregate cost for federal income tax purposes of investments in unaffiliated companies is $3,247,976. The gross unrealized appreciation based on tax cost for these securities is $156,440. The gross unrealized depreciation on the cost for these securities is $467,796.
(12) The percentage ownership of each investee disclosed in the Schedule of Investments expresses the potential common equity interest in each such investee. The calculated percentage represents the amount of issuer's common stock the Company owns or can acquire as a percentage of the issuer's total outstanding common stock plus common shares reserved for issued and outstanding warrants, convertible securities and stock options.

    The accompanying notes are an integral part of this schedule.



    FOOTNOTE TO SCHEDULE OF INVESTMENTS

    ASSET VALUATION POLICY GUIDELINES

    The Company's investments can be classified into five broad categories for valuation purposes:

     1) EQUITY-RELATED SECURITIES

     2) INVESTMENTS IN INTELLECTUAL PROPERTY OR PATENTS OR RESEARCH AND DEVELOPMENT IN TECHNOLOGY OR PRODUCT DEVELOPMENT

     3) LONG-TERM FIXED-INCOME SECURITIES

     4) SHORT-TERM FIXED-INCOME INVESTMENTS

     5) ALL OTHER INVESTMENTS

The Investment Company Act of 1940 (the "1940 Act") requires periodic valuation of each investment in the Company's portfolio to determine net asset value. Under the 1940 Act, unrestricted securities with readily available market quotations are to be valued at the current market value; all other assets must be valued at "fair value" as determined in good faith by or under the direction of the Board of Directors.

The Company's Board of Directors is responsible for 1) determining overall valuation guidelines and 2) ensuring the valuation of investments within the prescribed guidelines.

The Company's Investment and Valuation Committee, comprised of at least three or more Board members, is responsible for reviewing and approving the valuation of the Company's assets within the guidelines established by the Board of Directors.

Fair value is generally defined as the amount that an investment could be sold for in an orderly disposition over a reasonable time. Generally, to increase objectivity in valuing the assets of the Company, external measures of value, such as public markets or third-party transactions, are utilized whenever possible. Valuation is not based on long-term work-out value, nor immediate liquidation value, nor incremental value for potential changes that may take place in the future.

Valuation assumes that, in the ordinary course of its business, the Company will eventually sell its investment.

The Company's valuation policy with respect to the five broad investment categories is as follows:

EQUITY-RELATED SECURITIES

Equity-related securities are carried at fair value using one or more of the following basic methods of valuation:

A. Cost: The cost method is based on the original cost to the Company. This method is generally used in the early stages of a company's development until significant positive or negative events occur subsequent to the date of the original investment that dictate a change to another valuation method. Some examples of such events are: 1) a major recapitalization; 2) a major refinancing; 3) a significant third-party transaction; 4) the development of a meaningful public market for the company's common stock;
5) significant positive or negative changes in the company's business.

B. Private Market: The private market method uses actual third-party transactions in the company's securities as a basis for valuation, using actual, executed, historical transactions in the company's securities by responsible third parties. The private market method may also use, where applicable, unconditional firm offers by responsible third parties as a basis for valuation.

C. Public Market: The public market method is used when there is an established public market for the class of the company's securities held by the Company. The Company discounts market value for securities that are subject to significant legal, contractual or practical restrictions, including large blocks in relation to trading volume. Other securities, for which market quotations are readily available, are carried at market value as of the time of valuation.

Market value for securities traded on securities exchanges or on the Nasdaq National Market is the last reported sales price on the day of valuation. For other securities traded in the over-the-counter market and listed securities for which no sale was reported on that day, market value is the mean of the closing bid price and asked price on that day.

This method is the preferred method of valuation when there is an established public market for a company's securities, as that market provides the most objective basis for valuation.

D. Analytical Method: The analytical method is generally used to value an investment position when there is no established public or private market in the company's securities or when the factual information available to the Company dictates that an investment should no longer be valued under either the cost or private market method. This valuation method is inherently imprecise and ultimately the result of reconciling the judgments of the Company's Investment and Valuation Committee members, based on the data available to them. The resulting valuation, although stated as a precise number, is necessarily within a range of values that vary depending upon the significance attributed to the various factors being considered. Some of the factors considered may include the financial condition and operating results of the company, the long-term potential of the business of the company, the values of similar securities issued by companies in similar businesses, the proportion of the company's securities owned by the Company and the nature of any rights to require the company to register restricted securities under applicable securities laws.

INVESTMENTS IN INTELLECTUAL PROPERTY OR PATENTS OR RESEARCH AND DEVELOPMENT IN TECHNOLOGY OR PRODUCT DEVELOPMENT

Such investments are carried at fair value using the following basic methods of valuation:

E. Cost: The cost method is based on the original cost to the Company. Such method is generally used in the early stages of commercializing or developing intellectual property or patents or research and development in technology or product development until significant positive or adverse events occur subsequent to the date of the original investment that dictate a change to another valuation method.

F. Private Market: The private market method uses actual third-party investments in intellectual property or patents or research and development in technology or product development as a basis for valuation, using actual executed historical transactions by responsible third parties. The private market method may also use, where applicable, unconditional firm offers by responsible third parties as a basis for valuation.

G. Analytical Method: The analytical method is used to value an investment after analysis of the best available outside information where the factual information available to the Company dictates that an investment should no longer be valued under either the cost or private market method. This valuation method is inherently imprecise and ultimately the result of reconciling the judgments of the Company's Investment and Valuation Committee members. The resulting valuation, although stated as a precise number, is necessarily within a range of values that vary depending upon the significance attributed to the various factors being considered. Some of the factors considered may include the results of research and development, product development progress, commercial prospects, term of patent and projected markets.

LONG-TERM FIXED-INCOME SECURITIES

H. Fixed-Income Securities for which market quotations are readily available are carried at market value as of the time of valuation using the most recent bid quotations when available.

Securities for which market quotations are not readily available are carried at fair value using one or more of the following basic methods of valuation:

I. Fixed-Income Securities are valued by independent pricing services that provide market quotations based primarily on quotations from dealers and brokers, market transactions, and other sources.

J. Other Fixed-Income Securities that are not readily marketable are valued at fair value by the Investment and Valuation Committee.

SHORT-TERM FIXED-INCOME INVESTMENTS

K. Short-Term Fixed-Income Investments are valued at market value at the time of valuation. Short-term debt with remaining maturity of 60 days or less is valued at amortized cost.

ALL OTHER INVESTMENTS

L. All Other Investments are reported at fair value as determined in good faith by the Investment and Valuation Committee.

The reported values of securities for which market quotations are not readily available and for other assets reflect the Investment and Valuation Committee's judgment of fair values as of the valuation date using the outlined basic methods of valuation. They do not necessarily represent an amount of money that would be realized if the securities had to be sold in an immediate liquidation. The Company makes many of its portfolio investments with the view of holding them for a number of years, and the reported value of such investments may be considered in terms of disposition over a period of time. Thus valuations as of any particular date are not necessarily indicative of amounts that may ultimately be realized as a result of future sales or other dispositions of investments held.


NOTES TO FINANCIAL STATEMENTS

NOTE 1.  THE COMPANY

Harris & Harris Group, Inc. (the "Company") is a venture capital investment company operating as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act"). A BDC is a specialized type of investment company under the 1940 Act. The Company operates as an internally managed investment company whereby its officers and employees, under the general supervision of its Board of Directors, conduct its operations.

The Company elected to become a BDC on July 26, 1995, after receiving the necessary approvals. From September 30, 1992 until the election of BDC status, the Company operated as a closed-end, non-diversified, investment company under the 1940 Act. Upon commencement of operations as an investment company, the Company revalued all of its assets and liabilities at fair value as defined in the 1940 Act. Prior to such time, the Company was registered and filed under the reporting requirements of the Securities and Exchange Act of 1934 as an operating company and, while an operating company, operated directly and through subsidiaries.

On September 25, 1997, the Company's Board of Directors approved a proposal to seek qualification as a Regulated Investment Company ("RIC") under Sub-Chapter M of the Internal Revenue Code. As a RIC, the Company must, among other things, distribute at least 90 percent of its taxable net income and may either distribute or retain its taxable net realized capital gains on investments. (See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments.") There can be no assurance that the Company will qualify as a RIC or that if it does qualify, it will continue to qualify. In addition, even if the Company were to qualify as a RIC, and elected Sub-Chapter M treatment for that year, the Company might take action in a subsequent year to ensure that it would be taxed in that subsequent year as a C Corporation, rather than a RIC.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements:

Cash and Cash Equivalents. Cash and cash equivalents include money market instruments with maturities of less than three months.

Portfolio Investment Valuations. Investments are stated at "fair value" as defined in the 1940 Act and in the applicable regulations of the Securities and Exchange Commission. All assets are valued at fair value as determined in good faith by, or under the direction of, the Board of Directors. See the Asset Valuation Policy Guidelines in the Footnote to Schedule of Investments.

Securities Transactions. Securities transactions are accounted for on the date the securities are purchased or sold (trade date); dividend income is recorded on the ex-dividend date; and interest income is accrued as earned. Realized gains and losses on investment transactions are determined on the first-in, first-out basis for financial reporting and tax reporting or purposes.

Income Taxes. Prior to January 1, 1998, the Company recorded income taxes using the liability method in accordance with the provision of Statement of Financial Accounting Standards No. 109. Accordingly, deferred tax liabilities had been established to reflect temporary differences between the recognition of income and expenses for financial reporting and tax purposes, the most significant difference of which relates to the Company's unrealized appreciation on investments.

The December 31, 1998 financial statements include a provision for deferred taxes on the net unrealized gains as of December 31, 1998, net of the operating and capital loss carryforwards incurred by the Company through December 31, 1998. (See Note 6. Income Taxes.)

Reclassifications. Certain reclassifications have been made to the December 31, 1996 and December 31, 1997 financial statements to conform to the December 31, 1998 presentation.

Estimates by Management. The preparation of the financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31,1998 and 1997, and the reported amounts of revenues and expenses for the three years ended December 31, 1998. Actual results could differ from these estimates.

NOTE 3.  STOCK OPTION PLAN AND WARRANTS OUTSTANDING

On August 3, 1989, the shareholders of the Company approved the 1988 Long Term Incentive Compensation Plan. On June 30, 1994, the shareholders of the Company approved various amendments to the 1988 Long Term Incentive Compensation Plan: 1) to conform to the provisions of the BDC regulations under the 1940 Act, which allow for the issuance of stock options to qualified participants; 2) to increase the reserved shares under the amended plan; 3) to call the plan the 1988 Stock Option Plan, as Amended and Restated (the "1988 Plan"); and 4) to make various other amendments. On October 20, 1995, the shareholders of the Company approved an amendment to the 1988 Plan authorizing automatic 20,000 share grants of non-qualified stock options to newly elected non-employee directors of the Company. The Company's 1988 Plan was cancelled as of December 31, 1997, canceling all outstanding stock options and eliminating all potential stock option grants. As a substitution for the 1988 Stock Option Plan, the Company adopted an employee profit-sharing plan.

The Company accounted for the 1988 Plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the 1988 Plan been determined consistent with the fair value method required by FASB Statement No. 123 ("FASB No. 123"), the Company's net realized loss and net asset value per share would have been reduced to the following pro- forma amounts:

                                  1998         1997              1996
        Net Realized Loss:
        As Reported                N/A     $(3,577,818)      $(3,756,240)
        Pro Forma                  N/A     $(3,921,583)      $(4,197,096)

        Net Asset Value per share:
        As Reported                N/A           $3.15             $3.44
        Pro Forma                  N/A           $3.12             $3.40

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                 1998             1997              1996

         Stock volatility          N/A            0.60              0.60
         Risk-free interest rate   N/A            6.3%              6.8%
         Option term in years      N/A              7                 7
         Stock dividend yield      N/A             - -               - -



A summary of the status of the Company's 1988 Plan at December 31, 1997 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                    December 31, 1997     December 31, 1996
                                    -----------------     -----------------

                                    Shares     Weighted   Shares     Weighted
                                               Average               Average
                                               -------               --------
                                               Exercise              Exercise
                                               Price                 Price
                                               --------              --------

Outstanding at beginning of year   1,080,000   $4.584    1,050,000   $4.445

Granted                              300,000   $3.875      160,000   $5.008

Exercised                            158,000   $1.603       50,000   $1.750

Forfeited                            397,000   $5.267       80,000   $5.375

Expired                                - -       - -          - -      - -

Canceled                             825,000   $4.569         - -      - -

Outstanding at end of year                 0        0    1,080,000   $4.584

Exercisable at end of year                 0        0      390,000   $3.334

Weighted average fair value
of options granted                     $2.50      - -       $3.222      - -

During 1997, the Chairman of the Company exercised a warrant to purchase 237,605 shares of common stock at a price of $2.0641.

As of January 1, 1998, the Company began implementing the Harris & Harris Group, Inc. Employee Profit Sharing Plan (the "Plan") that provides for profit sharing equal to 20 percent of the net realized income of the Company as reflected on the statement of operations of the Company for such year, less the nonqualifying gain, if any. Under the Plan, net realized income of the Company includes investment income, realized gains and losses, and operating expenses (including taxes paid or payable by the Company), but it will be calculated without regard to dividends paid or distributions made to shareholders, payments under the Plan, unrealized gains and losses, and loss carry-overs from other years ("Qualifying Income"). The portion of net after-tax realized gains attributable to asset values as of September 30, 1997 will be considered nonqualifying gain, which will reduce "Qualifying Income."

As soon as practicable following year end, the Board of Directors will determine whether, and if so how much, "Qualifying Income" exists for a plan year, and 90 percent of the Qualifying Income will be paid out to Plan participants pursuant to the distribution percentages set forth in the Plan. The remaining 10 percent will be paid out after the Company has filed its federal tax return for that year in which "Qualifying Income" exists. The distribution amounts for each officer and employee is as follows:
Charles E. Harris, 13.790%; Mel P. Melsheimer, 4.233%; Rachel M. Pernia, 1.524%; and Jacqueline M. Matthews, 0.453%. If a participant leaves the Company for other than cause, the amount earned will be accrued and paid to such participant, and the remaining amount allocable under the Plan will be redistributed by the Compensation Committee and paid to the other participants.

Notwithstanding any provisions of the Plan, in no event may the aggregate amount of all awards payable for any Plan year during which the Company remains a "business development company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), be greater than 20 percent of the Company's "net income after taxes" within the meaning of Section 57(n)(1)(B) of the 1940 Act. In the event the awards exceed such amount, the awards will be reduced pro rata.

The Plan may be modified, amended or terminated by the Company's Board of Directors at any time; provided however, no such modification, amendment or termination may adversely affect any participant that has not consented to such modification, amendment or termination.

The Company calculates the Plan accrual at each quarter end based on the unrealized gains at that date, net of operating expenses for the year. Any adjustments to the Plan accrual are then reflected in the Statement of Operations for the quarter. The Plan accrual is not paid out until the gains are realized. During 1998, the Company accrued bonus expense of $899,751, bringing the cumulative accrual under the Plan to $1,323,559 at December 31, 1998.

NOTE 4.  CAPITAL TRANSACTIONS

In 1998, the Board of Directors approved that effective January 1, 1998, 50 percent of all Director fees be used to purchase Company common stock from the Company. However, effective on March 1, 1999, the Directors may purchase the Company's common stock in the market, rather than from the Company. During 1998, the directors bought a total of 24,491 shares.

On April 15, 1998, the Company announced that the Board of Directors had approved the purchase of up to 700,000 shares of Company stock in the open market. As of December 31, 1998, the Company had purchased a total of 126,230 shares for a total of $254,786 or an average of $2.02 per share. However, the treasury shares purchased were decreased by the director purchases of a total of 24,491 shares of Company stock.

NOTE 5.  EMPLOYEE BENEFITS

The Company has an employment and severance contract ("Employment Contract") with its Chairman, Charles E. Harris, pursuant to which he is to receive compensation in the form of salary and other benefits. On January 1, 1998, Mr. Harris's Employment Contract was amended to reduce his salary to $200,000 and to allow him to participate in other business opportunities and investments. The term of the contract expires on December 31, 1999. Base salary is to be increased annually to reflect inflation and in addition may be increased by such amount as the Compensation Committee of the Board of Directors of the Company deems appropriate. In addition, Mr. Harris would be entitled, under certain circumstances, to receive severance pay under the employment and severance contracts.

As of January 1, 1989, the Company adopted an employee benefits program covering substantially all employees of the Company under a 401(k) Plan and Trust Agreement. During 1998, contributions to the plan that have been charged to operations totaled approximately $37,000.

On June 30, 1994, the Company adopted a plan to provide medical and health insurance for retirees, their spouses and dependents who, at the time of their retirement, have ten years of service with the Company and have attained 50 years of age or have attained 45 years of age and have 15 years of service with the Company. On February 10, 1997, the Company amended this plan to include employees who "have seven full years of service and have attained 58 years of age." The coverage is secondary to any government provided or subsequent employer provided health insurance plans. Based upon actuarial estimates, the Company provided an original reserve of $176,520 that was charged to operations for the period ending June 30, 1994. As of December 31, 1998 the Company had a reserve of $283,305 for the plan.

NOTE 6.  INCOME TAXES

As of December 31, 1998, the Company had not elected tax treatment available to RICs under Sub-Chapter M of the Code. Accordingly, for federal and state income tax purposes, the Company is taxed at statutory corporate rates on its income, which enables the Company to offset any future net operating losses against prior years' net income. The Company may carry back operating losses against net income two years and carryforward such losses 15 years.

For the years ended December 31, 1998, 1997 and 1996, the Company's income tax (benefit) provision was allocated as follows:

                                     1998          1997                1996

Investment operations          $(234,188)      $(933,103)         $(680,834)
Realized loss on investments           0      (1,119,825)        (1,327,401)
Increase in unrealized
appreciation on investments      592,986         521,900          1,597,748
Total income tax (benefit)     ----------    ------------       ------------
provision                       $358,798     $(1,531,028)         $(410,487)
                                ========     ============         ==========

The above tax (benefit) provision consists of the following:

Current -- Federal               $95,430              $0        $(2,047,304)
Deferred -- Federal              263,368      (1,531,028)         1,636,817
Total income tax (benefit)     ---------     ------------       ------------
provision                       $358,798     $(1,531,028)         $(410,487)
                                ========     ============         ==========

The Company's net deferred tax liability at December 31, 1998 and 1997 consists of the following:

                                                    1998            1997

Unrealized appreciation on investments         $3,410,885     $2,817,898
Net operating and capital loss carryforward    (2,479,821)    (1,856,989)
Medical retirement benefits                         - -          (81,345)
Other                                               - -         (211,867)
                                                    ---         ---------

Net deferred income tax liability                $931,064       $667,697
                                                 ========       ========

On September 25, 1997, the Company's Board of Directors approved a proposal to seek qualification as a RIC under Sub-Chapter M of the Code. As a RIC, the Company annually must distribute at least 90 percent of its investment company taxable income as a dividend and may either distribute or retain its taxable net capital gains from investments. To initially qualify as a RIC, among other requirements, the Company had to pay a dividend to shareholders equal to the Company's cumulative realized earnings and profits ("E&P"). On April 9, 1998, the Company declared a one-time cash dividend of $0.75 per share to meet this requirement (for a total of $8,019,728). The cash dividend was paid on May 12, 1998. Continued qualification as a RIC requires the Company to satisfy certain portfolio diversification requirements in future years. The Company's ability to satisfy those requirements may not be controllable by the Company. (See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation - Recent Developments - Sub-Chapter M Status.")

The Company incurred net ordinary and capital losses for a total of approximately $7.1 million (which results in a tax credit of approximately $2.5 million) during its C Corporation taxable years that remain available for use and may be carried forward to its 1999 and subsequent taxable years. Ordinarily, a corporation that elects to qualify as a RIC may not use its loss carryforwards from C Corporation taxable years to offset RIC investment company taxable income or net capital gains. In addition, a corporation that elects to qualify as a RIC continues to be taxable as a C Corporation on any gains realized within 10 years of its qualification as a RIC from sales of assets that were held by the corporation on the effective date of the election ("C Corporation Assets") to the extent of any gain built into the assets on such date ("Built-In Gain"). On February 17, 1999, the Company received a ruling from the IRS concluding that the Company can carry forward its C Corporation losses to offset any Built-In Gains resulting from sales of its C Corporation Assets. That ruling may enable the Company to retain some or all of the proceeds from such sales without disqualifying itself as a RIC or incurring corporate level income tax, depending on whether the Company's sale of C Corporation Assets with Built-In Gains will generate C Corporation E&P. In general, a RIC is not permitted to have, as of the close of any RIC taxable year, E&P accumulated during any C Corporation taxable year. However, because the realization of Built-In Gains will occur while the Company is a RIC, a strong argument exists that, under current law and IRS pronouncements, the sale of C Corporation Assets with Built-In Gains during RIC taxable years will not generate C Corporation E&P. The Company intends to use the $7.1 million loss carryforward (which results in a tax credit of approximately $2.5 million) to reduce its taxes which are due to Built-In Gains. The December 31, 1998 NAV includes the utilization of ordinary and capital loss carryforwards of approximately $0.23 per share. The IRS recently announced an intention to issue formal guidance in 1999 concerning conversions of C Corporations to RICs. Such guidance may include resolution of the E&P issue described above and other issues relevant to the Company.

There can be no assurance that the Company will qualify as a RIC or that, if it does qualify, it will elect RIC status.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

During 1993, the Company signed a ten-year lease with sublet provisions for office space. In 1995, this lease was amended to include additional office space. Rent expense under this lease for the year ended December 31, 1998, was $159,515. Future minimum lease payments in each of the following years are: 1999 -- $176,030; 2000 -- $178,561; 2001 -- $178,561; 2002 --
$178,561; 2003 -- $101,946.

In December 1993, the Company and MIT announced the establishment by the Company of the Harris & Harris Group Senior Professorship at MIT. Prior to the arrangement for the establishment of this Professorship, the Company had made gifts of stock in start-up companies to MIT. These gifts, together with the contribution of $700,000 in cash in 1993, which was expensed by the Company in 1993, were used to establish this named chair. During 1993, 1994 and 1995, the Company contributed to MIT securities which were applied to the MIT Pledge at their market value at the time the shares became publicly traded or otherwise monetized in a commercial transaction and were free from restriction as to sale by MIT. On December 31, 1998, the Company finalized the establishment of the Harris & Harris Group Senior Professorship by making the final payment of $728,862 due on the pledge.

In June 1997, the Company agreed to provide one of its investee companies with a $450,000 revolving line of credit, of which $50,000 had been used through December 31, 1997. During 1998, through September 30, 1998, the investee company borrowed an additional $250,000 which was repaid in the fourth quarter of 1998.

In December 1997, the Company signed a Demand Promissory Note for a $4,000,000 line of credit with J.P. Morgan collateralized by the Company's U.S. Treasury obligations. In March 1998, the line of credit was increased to $6,000,000. As of December 31, 1997, the Company had borrowed $4,000,000 against the line of credit. From December 31, 1997 to January 2, 1998, the rate on the line of credit was prime (8.5 percent). From January 2, 1998 to April 2, 1998, the interest rate on the line of credit was LIBOR plus 1.5 percent (7.3125 percent). In March 1998, the Company paid down $2,500,000; in April 1998, the Company paid the remaining balance and did not draw against the line for the remainder of the year.

NOTE 8.  SUBSEQUENT EVENTS

On February 22, 1999, NBX Corporation announced that it had agreed to be acquired by 3Com Corporation for approximately $90 million in cash plus additional consideration for employees of NBX. This transaction was effective on March 5, 1999 and closed on March 8, 1999. On closing, the Company received a total of $12,432,940 in cash, of which $1,475,276 was placed in a one-year escrow.

On February 23, 1999, the Board of Directors of the Company declared a cash dividend of $0.35 per share (approximately $3.7 million) to shareholders of record on March 19, 1999, payable on March 25, 1999.

On March 18, 1999, the Company invested $1,000,000 in the equity of a privately held medical device company with a patented product addressing a very large potential market. At this writing, the Company is still under non-disclosure with respect to the identity of this company. But this investment is the Company's first private equity commitment of part of the proceeds from the capital gains generated by the sale of NBX.

                        SELECTED PER SHARE DATA AND RATIOS

Per share operating performance:

                     Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
                       December   December    December    December   December
                      31, 1998   31, 1997     31, 1996    31, 1995    31, 1994

Net asset value,
beginning of period      $3.15      $3.44        $3.54       $3.43      $3.66

Net operating
loss                     (0.26)     (0.14)       (0.12)      (0.11)     (0.25)
Net realized
(loss) gain on
investments              (0.16)     (0.19)       (0.24)       0.14       0.01
Net increase
(decrease) in
unrealized
appreciation
as a result of
sales                     0.11      (0.17)        0.16       (0.01)     (0.11)
Net increase in
unrealized
appreciation on
investments held          0.05       0.26         0.13        0.03       0.01
Net decrease as
a result of
dividend                 (0.75)       --          --           --         --
Net (decrease)
increase from
capital stock
transactions             (0.01)      (0.05)      (0.03)       0.06       0.11

Net asset value,
end of period            $2.13       $3.15       $3.44       $3.54      $3.43
                         -----       -----       -----       -----      -----

Market value per
share, end of
period*                  $1.50       $3.50       $3.75      $7.875     $6.375
                         =====       =====       =====      ======     ======

Deferred income
tax per share            $0.09       $0.06       $0.21      $0.050     $0.030

Ratio of expenses
to average net
assets                    10.9%        9.1%        8.1%        8.3%      13.6%

Ratio of net
operating loss to
average net assets      (10.4)%      (4.5)%      (3.5)%      (3.2)%     (7.1)%

Investment return
based on:
Stock price             (45.5)%      (6.7)%     (52.4)%       23.5%    (22.7)%
Net asset value         (11.3)%      (8.4)%      (2.8)%        3.2%     (6.3)%

Portfolio turnover       19.71%       77.2%       51.3%       51.2%     136.4%

Net assets, end of
period              $22,556,709 $33,654,934 $35,932,603 $36,561,909 $31,310,802

Number of shares
outstanding          10,591,232  10,692,971  10,442,682  10,333,902   9,136,747

*The market value as of December 31, 1998 reflects the decline in market price as a result of the $0.75 dividend paid on May 12, 1998.

The accompanying notes are an integral part of this schedule.